Exhibit 99
                                                                   ----------

         Cautionary Statement Regarding Forward-Looking Statements

LabOne has made forward-looking statements in the accompanying Form 10-K, and in the other documents that we refer to in the 10-K. Forward-looking statements are statements that are not historical in nature and can often be identified by the use of forward-looking terminology, such as "believes", "expects," "may," "should," "could," "intends," "plans," 'estimates" or "anticipates," variations of these words or similar expressions. Examples of forward-looking statements include:

     pro forma financial statements and projections relating to revenues, income or loss, earnings or loss per share, financial condition, capital expenditures, the payment or non-payment of dividends, and other financial items;

     statements of plans and objectives;

     statements of future economic performance; and

     statements of the assumptions underlying these statements.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Future results of operations, financial condition, business and stock values of LabOne may be materially different from those described in these forward-looking statements. Shareholders of LabOne are cautioned not to put undue reliance on any forward-looking statement.

Among the factors that could cause actual results to be materially different from those described in the forward-looking statements are the following:

Amortization of Goodwill. Amortization of goodwill at the annual rate of approximately $4.1 million in 2000 and 2001, $3.4 million in 2002, $2.1 million in 2003 and thereafter at the rate of approximately $1.6 million until 2019 will not decrease cash generated from operations but could depress the market price of LabOne's stock if the stock price is influenced by investors that focus primarily on net earnings rather than on earnings before interest, taxes, depreciation and amortization.

Growth Strategy. LabOne' growth strategy includes acquiring ongoing businesses and entering into strategic alliances. We cannot guarantee that we will continue growing, through this growth strategy or otherwise. We may not be able to acquire attractive businesses on reasonable terms. We may have difficulty integrating an acquired business with our existing operations or in retaining key personnel of the acquired business to work for us. Issuance of equity securities in acquisitions could be dilutive to our existing shareholders. These risks, together with the inability to use pooling of interests accounting for future acquisitions, could result in negative rather than positive results.

Possible Elimination of Pooling. The Financial Accounting Standards Board has announced that it plans to eliminate pooling of interests accounting for acquisitions initiated after it issues a final standard on this subject, which it expects to do in late 2000. If this proposal is adopted, future acquisitions would have to be accounted for using the purchase method of

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accounting.  Purchase accounting creates an intangible goodwill asset to the extent that the cost of the acquisition exceeds the fair value of the assets acquired. This goodwill must then be amortized over periods up to 40 years, thereby reducing earnings by the amount of the periodic charge. The FASB has indicated that it may shorten the period of such amortization, and this would increase the periodic charge against earnings. Purchase accounting and shortened amortization periods may make fewer acquisition opportunities feasible for us due to their possible dilutive effect on future earnings.

Debt Service Obligations. Our debt service obligations are subject to the normal risks of debt financing and could impair our ability to pursue acquisition and growth strategies that would otherwise be available and could impact our future operating results if we borrow funds to complete acquisitions in the future.

Need for Growth in Clinical Testing. LabOne's clinical testing business may not become profitable unless we increase the number of clinical tests we perform. LabOne is incurring substantial costs in expanding its business to provide clinical testing services to the healthcare industry. The expenses associated with this business, particularly labor costs for our testing work force, are relatively fixed over the short term. The primary means of increasing our profit margin is to increase the volume of tests we perform. Although we have been successful to date in marketing our clinical testing services, we cannot guarantee that the revenues in this business will continue to grow at historical rates. If revenues do not continue to grow, our clinical testing business will not become profitable.

Changes in Testing Ordered by Life Insurance Companies. Our only currently profitable business is providing risk-appraisal laboratory testing services to the life insurance industry. The level of demand for such services is influenced by a number of factors, including the number of life insurance applications written,

     the policy amount thresholds at which insurance companies order testing,

     the type and costs of tests requested,

     testing innovations approved by the Food and Drug Administration,

     the extent to which insurance companies may create in-house testing facilities, and the development in the future of suitable on-site rapid assay testing products that eliminate the need for centralized testing.

Many of these factors are beyond our control. Any adverse changes in life insurance industry demand for testing services could significantly reduce our profits.

Increased Competition in Life Insurance Testing Business. We have competed in the life insurance testing business by offering more complete and higher quality services than our competitors at competitive prices. Many of our competitors are attempting to charge lower prices than we are. If they continue to lower prices and our customers refuse to pay higher prices for better service, our profits will be reduced.
Cost Reduction Efforts in the Healthcare Industry. Managed-care organizations, third-party payers, Medicate, Medicaid and insurance companies

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have increased efforts to control the cost and utilization of health care services, including laboratory testing. Continued cost-cutting efforts may further erode the volume of testing and profit margins in the industry and adversely affect our clinical laboratory operations.

Our Testing Services Create a Risk of Legal Liability. Our clients rely on the accuracy of our testing to make significant insurance, treatment and hiring and firing decisions. We could be required to pay substantial damages if the number of reports containing false positive or false negative results increased. In addition, federal and state laws regulate the disclosure of specimen testing results. If we do not adequately protect the confidentiality of test subjects, we could incur significant liability. We have insurance to cover these types of claims, but we cannot guarantee that this coverage is adequate. Uninsured claims could adversely affect our profits and financial condition.

Disruption in Express Delivery Service Could Harm our Business. We generally rely on express couriers to transport specimens to our laboratory quickly and safely. A disruption in these couriers' business resulting from a labor dispute or other event could harm our business.

Competitive On-Site Rapid Assay Tests Could Hinder our Growth. We serve customers through laboratory-based testing facilities. Although there are some on-site rapid assay testing products in the marketplace, rapid assays have not achieved broad market acceptance due to the high cost of such assays, difficulties in maintaining the confidentiality of tests, liability concerns, less accurate testing results and the absence of a broad testing menu. If more competitive assays become available, such products could be substituted for laboratory based testing and have an adverse impact on our financial condition and results of operations.

Other factors that could cause actual results to be materially different from those described in the forward-looking statements include the following:

     materially adverse changes in general economic conditions or in the markets served by us;

     our ability to successfully market our services to new customers in new markets;

     the volume, pricing and mix of laboratory tests that we perform;

     our ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures;

     acquisition costs, restructuring and other charges associated with acquisitions;

     changes in our management personnel;

     our ability to obtain and maintain certifications required by our customers;

     future changes in laws and regulations, including regulations affecting government reimbursement for clinical laboratory testing, and regulations governing anti-fraud and abuse, drug testing, and environmental and occupational safety;


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     supply interruptions or cost increases for the insurance testing kits, testing agents and other laboratory supplies that we need; and

     damage or interruption of telecommunications or other critical services at our single testing facility owing to natural disasters or other causes that are not covered by our business interruption insurance.

Other factors not identified in this document could also cause actual results to vary materially from those described in the forward-looking statements.

All forward-looking statements made in the accompanying Form 10-K are made as of the date of the document. We may not publicly update or correct any of these forward-looking statements in the future.














































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